Exhibit 23.1

Child, Van Wagoner & Bradshaw, PLLC
A Professional Limited Liability Company of CERTIFIED PUBLIC ACCOUNTANTS

5296 S. Commerce Dr., Suite 300, Salt Lake City, UT 84107	PHONE: (801) 281-4700 FAX: (801) 281-4701

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors
Aduromed Industries, Inc.

We hereby consent to the use of our report dated March 26, 2008, with respect to the financial statements of Aduromed Industries, Inc. in the Post-Effective Registration Statement on Form S-1 Amendment No. 4 to be filed on or about September 5, 2008. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

/s/ Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah
September 5, 2008